Exhibit 99.1

XenoPort Reports Second Quarter Financial Results

SANTA CLARA, Calif.--(BUSINESS WIRE)--August 3, 2011--XenoPort, Inc. (Nasdaq: XNPT) announced today financial results for the second quarter and six months ended June 30, 2011. Revenues and net income for the second quarter were positively impacted by recognition of revenue associated with milestone payments from XenoPort’s collaborations with GlaxoSmithKline (GSK) and Astellas Pharma Inc. Revenues for the second quarter were $37.4 million, compared to $0.5 million for the same period in 2010. Net income for the second quarter was $19.5 million, compared to a net loss of $19.5 million for the same period in 2010. At June 30, 2011, XenoPort had cash, cash equivalents and short-term investments of $117.5 million.

XenoPort Business Updates

The following key events occurred since the beginning of the second quarter of 2011:

  The U.S. Food and Drug Administration (FDA) approved Horizant™ (gabapentin enacarbil) Extended-Release Tablets for the treatment of moderate-to-severe primary restless legs syndrome (RLS) in adults. GSK, XenoPort’s collaborator for Horizant in the United States, started promoting Horizant in July 2011.
  XenoPort initiated a pivotal Phase 3 clinical trial of arbaclofen placarbil (AP) as a potential treatment of spasticity in multiple sclerosis (MS) patients. Assuming positive results, the pivotal trial, which is being conducted under a Special Protocol Assessment, would provide the primary efficacy data in a new drug application (NDA) for AP as a treatment for spasticity that would be filed under Section 505(b)(2).
  The company announced plans to accelerate the development of its preclinical product candidate, XP23829, as a potential treatment for relapsing-remitting MS, with a goal of filing an investigational new drug application (IND) in the first half of 2012.
  XenoPort completed enrollment of a Phase 2b trial of XP21279 as a potential treatment of patients with Parkinson’s disease and expects top-line results by the end of 2011.

Ronald W. Barrett, Ph.D., chief executive officer of XenoPort, stated, “The commercialization of Horizant is an important step in our strategy to maximize stockholder value from our pipeline of product candidates. GSK is in the process of educating physicians, patients and payors about Horizant as a treatment for RLS. We expect that this will take time, but we look forward to reporting the progress on these efforts in the coming quarters.”

Dr. Barrett continued, “As we move through 2011, we are anticipating a number of important events, including GSK’s filing of a supplemental NDA for Horizant as a potential treatment for post-herpetic neuralgia, a possible approval in Japan for gabapentin enacarbil for the treatment of restless legs syndrome and the results of our Phase 2b trial in Parkinson’s disease patients. In the first half of 2012, we are anticipating filing an IND for XP23829, a product candidate that could potentially offer benefits over other oral treatments of relapsing-remitting MS. With an approved product and a portfolio of product candidates in early through advanced stages of development, we continue to believe that XenoPort has a great opportunity to make meaningful contributions to the treatment of several neurological disorders.”

XenoPort Second Quarter and Six-Month Financial Results

Net revenue from unconsolidated joint operating activities was $30.0 million for both the three and six months ended June 30, 2011, compared to $0.1 million for the second quarter and ($0.2) million for the six months ended June 30, 2010, respectively. The increase in net revenue from unconsolidated joint operating activities in both the three months and six months ended June 30, 2011 compared to the same periods in 2010 was due to the receipt and recognition of a $30.0 million payment from our collaboration with GSK in connection with the first shipment of Horizant to a wholesaler.

Collaboration revenues were $7.4 million and $7.8 million for the three and six months ended June 30, 2011, respectively, compared to $0.4 million and $0.8 million, respectively, for the same periods in 2010. The increase in collaboration revenue for the three and six months ended June 30, 2011 compared to the same periods in 2010 was due to the receipt and recognition of a $7.0 million milestone payment from Astellas related to the FDA’s U.S. approval of Horizant in April.

As a result of the significant increase in revenues, the company was profitable this quarter and may have profitable quarters from time to time in the future. However, while the recognition of these revenues resulted in profitable three- and six-months periods ended June 30, 2011, the company expects to incur losses for the full year ending December 31, 2011.

Research and development expenses for the three and six months ended June 30, 2011 were $9.9 million and $19.8 million, respectively, compared to $12.9 million and $27.9 million, respectively, for the same periods in 2010. The decrease in research and development expenses in both periods ended June 30, 2011 compared to the same periods in 2010 was primarily due to decreased net costs for AP clinical and manufacturing expenses as well as decreased personnel costs from reduced headcount and lower non-cash stock-based compensation.

Selling, general and administrative expenses for the three and six months ended June 30, 2011 were $8.1 million and $15.8 million, respectively, compared to $7.2 million and $15.3 million, respectively, for the same periods in 2010. The increase in selling, general and administrative expenses in the second quarter and six months ended June 30, 2011 compared to the same periods in 2010 was primarily due to increased consulting costs.

Net income for the second quarter of 2011 was $19.5 million, compared to a net loss of $19.5 million for the same period in 2010. Net income for the six months ended June 30, 2011 was $2.3 million, compared to a net loss of $47.7 million for the same period in 2010. Basic and diluted net income per share was $0.55 in the second quarter of 2011 versus basic and diluted net loss per share of $0.64 for the same period in the prior year. For the six-month period ended June 30, 2011, basic net income per share was $0.07, and diluted net income per share was $0.06 versus basic and diluted net loss per share of $1.57 for the same period in 2010.

Other News: New Employment Inducement Awards

XenoPort also reported today that equity awards were made to four new employees subject to the terms and conditions of the XenoPort 2010 Inducement Award Plan. The employees were granted stock options to purchase an aggregate of 18,500 shares of XenoPort's common stock and restricted stock units representing an aggregate of 4,500 shares of XenoPort's common stock. The stock options have a per share exercise price of $6.98, the closing trading price of XenoPort's common stock on the Nasdaq Global Select Market on the August 1, 2011 grant date. The stock options have a ten-year term and vest over four years, with 25% cliff vesting on the first anniversary of the employee's date of hire and 1/48th of the options vesting monthly thereafter. The restricted stock units vest in four equal annual installments on anniversaries of the August 1, 2011 grant date. The equity awards were approved by the independent compensation committee of XenoPort’s board of directors and were granted as an inducement material to the new employees entering into employment with XenoPort in accordance with Nasdaq Market Place Rule 5635(c)(4).

Conference Call

XenoPort will host a conference call at 5:00 p.m. Eastern Time today to discuss its financial results and provide an update of XenoPort’s business. To access the conference call via the Internet, go to www.XenoPort.com. To access the live conference call via phone, dial 1-888-275-3514. International callers may access the live call by dialing 706-679-1417. The reference number to enter the call is 86743845.

The replay of the conference call will be available for one week and may be accessed after 8:00 p.m. Eastern Time today via the Internet, at www.XenoPort.com, or via phone at 1-800-642-1687 for domestic callers, or 706-645-9291 for international callers. The reference number to enter the replay of the call is 86743845.

About XenoPort

XenoPort, Inc. is a biopharmaceutical company focused on developing a portfolio of internally discovered product candidates that utilize the body’s nutrient transport mechanisms to improve the therapeutic benefits of existing drugs. Horizant (gabapentin enacarbil) Extended-Release Tablets is XenoPort’s first FDA-approved product. GSK holds commercialization rights and certain development rights for gabapentin enacarbil in the United States. Gabapentin enacarbil is also being developed in partnership with Astellas Pharma Inc. for the potential treatment of restless legs syndrome in Japan. XenoPort’s pipeline of product candidates includes potential treatments for patients with neuropathic pain, spasticity and Parkinson’s disease.

To learn more about XenoPort, please visit the Web site at www.XenoPort.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to potential sales of Horizant; XenoPort's future clinical development programs for AP and XP21279 and the timing and results thereof; XenoPort's future pre-clinical studies and clinical trials and the timing thereof; FDA discussions, the regulatory process and the timing and outcome of regulatory filings and actions, including the potential for the filing of an NDA for AP for spasticity with the FDA under Section 505(b)(2) and the potential of GSK to file an sNDA for gabapentin enacarbil for post-herpetic neuralgia (PHN); the suitability of gabapentin enacarbil as a treatment for PHN; the suitability of AP as a treatment for spasticity; the potential for starting clinical development of XP23829 and the timing thereof; XenoPort's future XP23829 preclinical and clinical development plans; the potential suitability of XP23829 as a treatment for relapsing-remitting MS; the timing and outcome of regulatory action for gabapentin enacarbil in Japan; the suitability of XP21279 as a treatment for Parkinson's disease; and the therapeutic and commercial potential of XenoPort’s product candidates. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “anticipating,” “assuming,” “believe, “could,” “expect,” “goal,” ”may,” “plans,” “possible,” “potential,” “will,” “would” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort's current expectations. Forward-looking statements involve risks and uncertainties. XenoPort's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to XenoPort's dependence on GSK to commercialize Horizant; the uncertain results and timing of clinical trials and other studies; XenoPort's ability to successfully conduct clinical trials in the anticipated timeframes, or at all; the uncertainty of the FDA's and other regulatory authority’s sNDA and NDA review processes, including uncertainty as to whether the FDA would approve an NDA filed under Section 505(b)(2) and as to the requirements for acceptance and approval of any such filing; XenoPort’s dependence on its current and additional collaborative partners; and the uncertain therapeutic and commercial value of XenoPort’s preclinical and clinical product candidates. These and other risk factors are discussed under the heading “Risk Factors” in XenoPort’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the Securities and Exchange Commission on May 6, 2011. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

XenoPort is a registered trademark of XenoPort, Inc.
Horizant is a trademark of GlaxoSmithKline.

XNPT2F

XENOPORT, INC. BALANCE SHEETS (Unaudited)

	June 30,	December 31,
	2011	2010
	(In thousands)
Current assets:
Cash and cash equivalents	$46,699	$23,192
Short-term investments	70,780	85,403
Prepaids and other current assets	2,621	2,206
Total current assets	120,100	110,801
Property and equipment, net	5,597	7,209
Restricted investments and other assets	2,852	3,219
Total assets	$128,549	$121,229
Liabilities:
Current liabilities	$9,833	$11,487
Noncurrent liabilities	15,025	15,783
Total liabilities	24,858	27,270
Stockholders’ equity:
Common stock	35	35
Additional paid-in capital and other	488,763	481,330
Accumulated deficit	(385,107)	(387,406)
Total stockholders’ equity	103,691	93,959
Total liabilities and stockholders’ equity	$128,549	$121,229

XENOPORT, INC. STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,

	2011	2010	2011	2010
	(In thousands, except per share amounts)
Revenues:
Net revenue from unconsolidated joint operating activities	$30,000	$112	$30,000	$(174)
Collaboration revenue	7,379	379	7,758	758
Total revenues	37,379	491	37,758	584
Operating expenses:
Research and development*	9,904	12,867	19,758	27,946
Selling, general and administrative*	8,075	7,217	15,826	15,280
Restructuring charges	—	—	—	5,275
Total operating expenses	17,979	20,084	35,584	48,501
Income (loss) from operations	19,400	(19,593)	2,174	(47,917)
Interest income	55	71	125	170
Net income (loss)	$19,455	$(19,522)	$2,299	$(47,747)
Basic net income (loss) per share	$0.55	$(0.64)	$0.07	$(1.57)
Diluted net income (loss) per share	$0.55	$(0.64)	$0.06	$(1.57)
Shares used to compute basic net income (loss) per share	35,400	30,515	35,336	30,476
Shares used to compute diluted net income (loss) per share	35,635	30,515	35,665	30,476

* Includes employee non-cash stock-based compensation, excluding non-cash stock-based compensation resulting from XenoPort’s restructuring plan, as follows:

Research and development	$1,279	$2,018	$2,786	$4,337
Selling, general and administrative	2,277	2,441	4,683	4,759
Total non-cash stock-based compensation expense	$3,556	$4,459	$7,469	$9,096

CONTACT:
XenoPort, Inc.
Jackie Cossmon, 408-616-7220
ir@XenoPort.com